 Exhibit(g)(3)

FORM OF AMENDMENT

TO

THE CUSTODIAN AGREEMENT BETWEEN

NEW AGE ALPHA FUNDS TRUST and BROWN BROTHERS HARRIMAN & CO.

THIS AMENDMENT TO THE CUSTODIAN AGREEMENT (this “Amendment”) is dated [__________], 2026, by and between NEW AGE ALPHA FUNDS TRUST, an open-end management investment company organized as a Delaware statutory trust and registered with the Commission under the 1940 Act (the “Trust” on behalf of itself and each of its series listed on Schedule I attached hereto, each a “Fund” and collectively the “Funds”), and BROWN BROTHERS HARRIMAN & CO., a limited partnership formed under the laws of the State of New York (“BBH&Co.” or, as applicable, the “Custodian” or the “TA”). Capitalized terms used herein and not defined shall have the meanings ascribed to them under the Agreement (defined below).

WHEREAS, the Trust and BBH&Co. executed a Custodian Agreement dated as of May 30, 2024 as amended (the “Agreement”);

WHEREAS, the Trust will convert the NAA Allocation Fund to an exchange-traded fund (the “NAA Allocation ETF”), which is the first of its Funds that is organized as an exchange-traded fund (each, an “ETF”);

WHEREAS the Trust desires to reflect the conversion of the NAA Allocation Fund to the NAA Allocation ETF, which is scheduled to occur as of the close of business on December 11, 2026, in the Agreement, and further, to appoint BBH&Co. as Transfer Agent for the NAA Allocation ETF as well as any ETF that is added to the Agreement (or converted from a current Fund) in the future, and BBH&Co. is willing to accept such appointment, subject to the terms and conditions of the Agreement as amended hereby;

NOW THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	The name of the Agreement shall be modified by substituting “CUSTODIAN AND ETF TRANSFER AGENT AGREEMENT” in place of “CUSTODIAN AGREEMENT”.

2.	Section 1 of the Agreement is hereby amended as follows:

2.1.	The Section 1 heading shall be deleted and replaced with the following heading:

“Appointment of BBH&Co.”

2.2.	The existing paragraph of Section 1 shall be repositioned as a subsection and numbered 1.1.

2.3.	Section 1 as so modified, shall be further modified by adding the following additional subsection:

1.2. The terms of this Agreement shall apply separately and respectively to each Fund for which a separate account is maintained on the books of the Custodian. The Parties agree that Sections 2-17 of the balance of this Agreement, the US MONEY MARKET FUND INVESTMENTS

1

SCHEDULE TO CUSTODIAN AGREEMENT and 17f-5 DELEGATION SCHEDULE to the Agreement contain the provisions related to BBH&Co.’s performance as Custodian for each and all of the Funds. With respect to each Fund that is an exchange traded fund and added to this agreement from time to time (“ETF”), the Trust hereby engages BBH&Co. as transfer agent (“TA”) for each of its Funds that is an ETF, to perform the TA-related obligations set forth in this Agreement, and BBH accepts such engagement. The Parties agree that Sections 2.1, 2.3, 2.6, 2.7, 2.9, 3 and 9-17 and the Transfer Agency Terms and Conditions attached hereto as Appendix B contain the provisions related to BBH&Co.’s performance as TA (notwithstanding references to BBH&Co. as “Custodian”). The Funds Transfer Services Schedule is applicable to funds transfers under this Agreement, whether related to custody and/or transfer agency services.

3.	Section 2.6 of the Agreement is hereby amended as follows:
3.1.	Section 2.6.1 is amended by adding the following new subsection 2.6.1.1:

2.6.1.1. In respect of any Fund that is an ETF, the following shall apply in lieu of the above Section 2.6.1:

The Fund represents and warrants that either it or its service providers conduct ongoing screening of its holdings, relevant transactional activity, and service providers engaged by the Fund, including but not limited to Authorized Participants and distributors, against lists promulgated by a Sanctions Regime, as such lists are amended from time to time.

3.2.	Section 2.6.2 is amended by adding the following new subsection 2.6.2.1:

2.6.2.1. In respect of any Fund that is an ETF, the following shall apply in lieu of the above Section 2.6.2:

The Fund represents and warrants that it has implemented adequate risk management, control and compliance procedures and systems to ensure that it will not instruct or otherwise cause Custodian to hold any assets in custody that would violate a Sanctions Regime. The Fund further represents it will not instruct Custodian to invest in any asset, nor engage in or facilitate any transaction that would cause Custodian to violate any Sanctions Regime, including any transaction or dealing involving: (i) any country with which transactions or dealings by any person are prohibited under a Sanctions Regime; (ii) any person or entity subject to any Sanctions Regime; or (iii) any assets owned or controlled by a person or entity that is subject to any Sanctions Regime (collectively, “Sanctioned Property”). The Fund further represents and warrants that it has confirmed that relevant service providers engaged by the Fund, including but not limited to Authorized Participants and distributors, have implemented equivalent controls as stated above. The Fund further represents and warrants that it will promptly notify the Custodian in writing if either it or any of the above relevant service providers becomes subject to a Sanctions Regime or if any of the assets custodied by BBH subsequently becomes Sanctioned Property.

4.	Section 2.7 of the Agreement is hereby amended by adding at the end thereof the following: In respect of any Fund that is an ETF, the following shall apply in lieu of the immediately preceding two sentences:

The Fund represents and warrants that its AML Program, or the AML Programs of its service providers, include a written Customer Identification Program (“CIP”) that identifies and verifies the Fund’s shareholders of record as required by applicable AML laws. The Fund further represents and warrants that its AML Program, or the AML Programs of its service providers, include policies, procedures and
2

controls designed to ensure that: (i) none of the Fund’s investors are prohibited banks that fail to maintain a physical presence in any country (a “Shell Bank”); (ii) enhanced due diligence is conducted on investors identified as Politically Exposed Persons, which includes ascertaining source of wealth for such investors; (iii) ongoing monitoring is conducted to identify and report suspicious activity; and (iv) the Fund or its service providers create and maintain all records and documentation required by applicable AML laws, including identification and verification records of the Fund’s investors.

5.	The Agreement is hereby amended by deleting Schedule I in its entirety and replacing it with the updated Schedule I attached hereto, revised to reflect the following:
a.	Conversion of NAA Allocation Fund to NAA Allocation ETF
b.	Removal of NAA Market Neutral Real Estate Fund
6.	The Agreement is further amended by adding the new Appendix B attached hereto.
7.	The parties acknowledge that BBH&Co.’s compensation for its services as TA, as contemplated by Section 14 of the Agreement, is set forth in the fee letter between the Trust and BBH&Co. dated [__________], 2026.
8.	Except as modified by this Amendment, the Agreement shall otherwise remain in full force, and specifically, for avoidance of doubt, in respect of the Trust and each of the remaining Funds set forth on Schedule I.
9.	Notwithstanding anything to the contrary herein, this Amendment shall be effective as of the date first written above, except that the replacement of Schedule I pursuant to paragraph 5 and the effectiveness of Appendix B shall occur as of the close of business on December 11, 2026, or such later date as the conversion of the NAA Allocation Fund to the NAA Allocation ETF is consummated.
10.	This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form, and the Parties hereby adopt as original any signatures received via electronically transmitted form.

[Signature Page Follows]

3

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed as of the date first above written.

NEW AGE ALPHA FUNDS TRUST, for itself and on behalf of each of the Funds listed on Schedule I attached hereto

By:__________________________

Name:_______________________

Title:_________________________

Date:_________________________

BROWN BROTHERS HARRIMAN & CO.

By:___________________________

Name:________________________

Title:_________________________

Date:_________________________

4

Schedule I

to the Custodian and ETF Transfer Agent Agreement dated May 30, 2024, as amended between New Age Alpha Funds Trust and Brown Brothers Harriman & Co.

The following is a list of Funds for which the Custodian shall serve under the Custodian and ETF Transfer Agent Agreement amended as of [____________], 2026:

NAA Allocation ETF

NAA Large Cap Value Fund

NAA Large Core Fund

NAA Mid Growth Fund

NAA Opportunity Fund

NAA Risk Managed Real Estate Fund

NAA Smid Cap Value Fund

NAA World Equity Income Fund

5

APPENDIX B

TO THE CUSTODIAN AND ETF TRANSFER AGENT AGREEMENT (THE “AGREEMENT”)

BETWEEN NEW AGE ALPHA FUNDS TRUST and BROWN BROTHERS HARRIMAN & CO.

Effective as of ________, 2026

The following terms and conditions shall apply to each Fund listed on Schedule I that is an exchange traded fund (“ETF”).

1.	ETF Transfer Agency and Related Services. BBH&Co. in its capacity as ETF transfer agent (“TA”) shall perform the following transfer agency services for the ETF Fund(s) and, where applicable, for the ETF’s portfolios (if applicable). As used in this Appendix B, the term Fund refers to each ETF Fund and incorporates and includes the term ETF portfolio:

I.       Creation and Redemption of Creation Units.

It is agreed and understood that the TA on the Fund’s behalf, shall process the issuance and redemption of Creation Units of the Fund in blocks of Shares as established in the Prospectus for the Fund (“Creation Units”) to and from such persons as are identified and approved by the Distributor as Authorized Participants and who have entered into a Participant Agreement.

A.	Accept from Authorized Participants (and, where required, as confirmed by the Distributor) creation and redemption orders for communication to the appropriate parties, approval (as may be agreed with the Distributor) and processing.
B.	Pursuant to creation and redemption orders that BBH&Co. as transfer agent shall receive from Authorized Participants (and which shall be confirmed by the Distributor, as required) and pursuant to the procedures set forth in the Participant Agreement, the TA shall communicate such orders to the Trust or Fund as appropriate.
C.	Pursuant to such creation orders that the TA shall receive (and which shall be confirmed by the Distributor) and pursuant to the procedures set forth in the Participant Agreement, the TA shall transfer appropriate trade instructions to the Fund’s custodian, Brown Brothers Harriman & Co. (“Custodian”) and pursuant to such orders register the appropriate number of book entry only Creation Units in the name of The Depository Trust Company (“DTC”) or its nominee as a shareholder of the Fund and deliver the Creation Units of the Fund to the appropriate Authorized Participant.
D.	Pursuant to such redemption orders that the TA shall receive from the Authorized Participant and pursuant to the procedures set forth in the Participant Agreement, the TA shall transfer appropriate trade instructions (which may be irrevocable in certain foreign markets) to the Custodian and, pursuant to such orders, redeem the appropriate number of Creation Units that are delivered to the designated DTC Participant Account of the Custodian for redemption and debit such Creation Units from the account of the Authorized Participant on the register of the Fund.
6

E.	On behalf of the Fund, the TA shall issue Creation Units for settlement with purchasers through DTC as the purchaser is authorized to receive. Beneficial ownership of ETF Shares shall be shown on the records of DTC and DTC Participants and not on any records maintained by the TA. In issuing Creation Units through DTC to an Authorized Participant, the TA shall be entitled to rely upon the latest Instructions that are received from the Distributor by the TA concerning the issuance and delivery of such Creation Units for settlement.
F.	The TA shall not issue on behalf of the Fund any Creation Units where it has received an Instruction from the Fund or the Distributor or written notification from any federal or state authority that the sale of the ETF Shares has been suspended or discontinued, and the TA shall be entitled to rely upon such Instructions or written notification.

G.	Upon the issuance of Creation Units as provided herein, the TA shall not be responsible for the payment of any original issue or other taxes, if any, required to be paid by the Fund or the Distributor in connection with such issuance.

H.	The TA will act only upon Instruction from the Fund and/or the Distributor in addressing any failure in the delivery of cash, securities and/or shares in connection with the creation and redemption of Creation Units. The TA shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder.

II.       Recordkeeping.

The TA shall record the creation and redemption of Creation Units and maintain, pursuant to Rule 17Ad-14(e) under the Securities Exchange Act of 1934, as amended, a record of the total number of Creation Units that are authorized, issued and outstanding based upon data provided to the TA by the Fund or the Distributor. The TA shall also provide the Fund on a regular basis with the total number of Creation Units authorized, issued and outstanding; provided however that the TA shall not be responsible for monitoring the issuance of such Creation Units or compliance with any laws relating to the validity of the issuance or the legality of the sale of such Creation Units or shares.

III.       Services Related to the Monitoring of Cash Collateral.

The Fund acknowledges that accepting cash collateral or cash in lieu from Authorized Participants in connection with Creation Unit activity entails a variety of risks (including market risk, counterparty risk and settlement risk), which the Fund retains notwithstanding the provision by the TA of services related to monitoring of cash collateral. The services provided by the TA are administrative and do not change the nature of the relationship between the Fund and any Authorized Participant. The Fund agrees that it bears all investment risk of any cash collateral posted by any Authorized Participant and agrees further to participate in (including entering into required documentation on terms reasonably acceptable to the Fund) the Custodian’s CMS program with respect to cash collateral. The TA shall have no obligation with respect to

7

determining adequacy or sufficiency of collateral required or received other than calling cash collateral in accordance with the terms set forth in the Participant Agreement and Operational Procedures. The Fund agrees to cooperate with the TA with respect to resolutions of issues or exceptions as they may arise with respect to collateral posted by Authorized Participants and agrees to instruct the TA as to any realization by the Fund upon cash collateral posted, including any measures to be taken by the Fund or Investment Advisor, for example, buying in, of securities or ETF shares. The TA shall perform the following specific services:

(a)	Identify creation and redemption Creation Unit activity for which collateral is required, on a daily basis
(b)	Calculate required collateral for creation and redemption on a daily basis in accordance with the collateral ratios set forth in the Participant Agreements, utilizing a market price from a third-party pricing source as contemplated in Section 9.2.2 of the Agreement
(c)	Mark to market daily the value of such collateral positions using market prices from a third-party pricing source as contemplated in Section 9.2.2 of the Agreement
(d)	Communicate collateral requirements as determined in (b) and (c) to Authorized Participants as necessary
(e)	Provide reporting as to open collateral positions and notify the Fund in the event of collateral delivered by Authorized Participants
(f)	Establish Operational Procedures with the Fund and Authorized Participants (based upon the form provided by the TA) which set forth the detailed requirements in connection with the processing requirements as to cash collateral posted by Authorized Participants.

2.	Responsibility of BBH&Co. as ETF Transfer Agent. Subject to the specific provisions of this Section, the TA shall not be liable to the Fund for any damage incurred by the Fund or a Portfolio unless such damages arise from the TA's (or its employees’, officers’ or other agents’) negligence, bad faith or willful misconduct. In no event shall the TA be liable hereunder for any special, indirect, punitive or consequential damages arising out of, pursuant to or in connection with this Agreement even if advised of the possibility of such damages. BBH&Co. will provide the transfer agency services described in Section 1 of this Appendix B pursuant to the following terms and conditions.

2.1.	Limitations on Liability.
2.1.1.	TA shall not be held accountable or liable to the Fund, or any third party if TA is unable to perform its responsibilities in accordance with this Agreement as a result of (i) any errors in the Services based upon or arising out of information received in a timely or untimely manner by TA either (a) from a source which TA was authorized to rely upon pursuant to a relevant Schedule hereto, or (b) from a source which in TA’s reasonable judgment was as an appropriate source for such information, (ii) relevant information known to the Fund which would impact the Services but which is not communicated by the Fund or its agent to TA, or (iii) the suspension, discontinuance or termination of the transmission of information by
8

information providers for any reason, provided TA shall have made reasonable commercial efforts to procure such transmission. The Fund hereby acknowledges and agrees that TA shall neither guarantee nor make any warranties whatsoever, with respect to the sources referenced above and to the accuracy or completeness of their information.

2.1.2.	The Fund acknowledges and agrees that nothing herein is intended to diminish the responsibility of third parties, including without limitation, its clients, custodian banks, brokers, and pricing and administrative agents, under their respective contractual and/or business arrangements with the Fund.
2.1.3.	TA shall incur no liability with respect to any telecommunications, equipment or power failures (unless such telecommunications, equipment or power failure is in the control of TA), or any failures to perform or delays in performance by postal or courier services or third-party information providers.
2.1.4.	TA shall in no event be required to advance or expend its own funds in connection with the services provided hereunder, or take any action which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.
2.1.5.	The Fund shall review the Services performed by TA under this Agreement promptly and periodically and shall notify TA of any improper performance, discrepancy or error therein. Unless the Fund provides written notice of any such discrepancy or error within a reasonable time after such Services are performed, the reports produced in connection with such Services shall be deemed to be accurate.
2.1.6.	In no event shall the TA be liable for the acts or omission of the CNS Clearing Process, DTC, NSCC or any securities depository, clearing corporation, exchange or communications service.
2.1.7.	Without limiting the generality of any of the foregoing provisions, in no event shall TA be liable for any taxes, penalties, fines, costs, charges or fees imposed on the Fund in connection with the Services hereunder unless otherwise agreed between the Parties.
2.1.8.	In no event shall TA be responsible for providing investment management services or advice or legal advice under this Agreement, nor shall TA be liable for the investment management services and advice received or given by the Fund or the legal advice received by the Fund from its counsel or other legal counsel.
2.1.9.	Without limiting the generality of any of the foregoing provisions, the TA shall have no liability for any damages arising out of (i) the failure of any Authorized Participant to perform its obligations under a Participant Agreement (“Participant Agreement” defined for this purpose as any Participant Agreement between the Distributor and an Authorized Participant acknowledged by the TA); (ii) activities or statements of sales or wholesaler personnel who are employed by any distributor (or its affiliates); or (iii) the failure of any Authorized Participant to deposit with the Custodian sufficient collateral, or to provide additional collateral upon request by the TA, in connection with the monitoring services provided for in Section 1.III of this Appendix B; or (b) any errors in the computation of collateral requirements based upon or arising out of quotations or information received by the TA from the Fund’s accounting agent or any other source on which the TA reasonably relies.

9

3.	Instructions. TA shall not be liable for, and shall be indemnified by the Fund against any and all losses, costs, damages or expenses arising from or as a result of, any action taken or omitted in reliance upon Instructions (as hereinafter defined) or upon any other written notice, request, direction, instruction, certificate or other instrument believed by it to be genuine and signed or authorized by the proper party or parties, except as specified in Section 10 of the Agreement.
3.1.1.	Instructions shall mean a written request, direction, instruction or certification signed or initialed on behalf of the Fund by one or more Authorized Persons. Authorized Persons may be identified by name, title or position. Telephonic and other oral instructions or instructions given by facsimile transmission may be given by any one of the Authorized Persons. Such instructions shall be considered Instructions if TA reasonably believes them to have been given by an Authorized Person. In no event shall Instructions be in the form of electronic mail.
3.1.2.	Where Instructions are conveyed through facsimile transmissions, the Fund hereby acknowledges that (i) receipt of legible instructions cannot be assured, (ii) TA cannot verify that authorized signatures on facsimile Instructions are original, and (iii) TA shall not be responsible for losses or expenses incurred through actions taken in reliance on such Instructions. The Fund agrees that such facsimile Instructions shall be conclusive evidence of the Fund’s Instruction to TA to act or to omit to act.
3.1.3.	Instructions given orally will be confirmed by written Instructions in the manner set forth above in Section 3.1 of this Appendix B, including by facsimile, but the lack of such confirmation shall in no way affect any action taken by TA in reliance upon such oral Instructions. The Fund authorizes TA to tape record any and all telephonic or other oral Instructions given to TA by or on behalf of the Fund (including any of its officers, directors, trustees, employees or agents or any investment manager or adviser or person or entity with similar responsibilities which is authorized to give Instructions on behalf of the Fund to TA). The Fund agrees to solicit valid written or other consent from any of its employees in respect to telephonic recordings to the extent such consent is required by applicable law.

4.	Representations of TA.
4.1.	TA represents that it is a registered transfer agent under the Securities Exchange Act of 1934.
4.2.	TA has established pursuant to the Bank Secrecy Act, and other U.S. laws and regulations applicable to it, Anti-Money Laundering (AML) compliance programs, including but not limited to: (1) the development of internal policies, procedures, and controls; (2) the designation of a compliance officer; (3) the implementation of ongoing employee training programs; and (4) the creation of an independent audit function to test such programs.
4.3.	TA has a customer identification program (CIP) consistent with the rules under section 326 of the USA Patriot Act. For the avoidance of doubt, DTC is exempt from CIP requirements.
4.4.	TA: (i) has in place policies and procedures reasonably designed to ensure compliance with the transfer agent rules of the Securities Exchange Act of 1934, as amended; (ii) and will maintain appropriate records in accordance with said transfer agent rules.

[The signatures are located on the next page.]

10

BROWN BROTHERS HARRIMAN & CO.

By: __________________________________

Name:

Title:

Date:

NEW AGE ALPHA FUNDS TRUST

By: ________________________________

Name:

Title:

Date:

11